SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$82,116
Class B	$0
Class C	$320
Class F-1	$4,116
Class F-2	$1,894
Total	$88,446
Class 529-A	$3,021
Class 529-B	$0
Class 529-C	$0
Class 529-E	$109
Class 529-F1	$331
Class R-1	$34
Class R-2	$0
Class R-3	$2,561
Class R-4	$3,241
Class R-5	$2,757
Class R-6	$3,351
Total	$15,405

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1960
Class B	$0.0000
Class C	$0.0123
Class F-1	$0.2231
Class F-2	$0.3371
Class 529-A	$0.2125
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.1285
Class 529-F1	$0.2727
Class R-1	$0.0271
Class R-2	$0.0000
Class R-3	$0.1384
Class R-4	$0.2529
Class R-5	$0.3134
Class R-6	$0.3103

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	417,842
Class B	13,488
Class C	26,301
Class F-1	19,359
Class F-2	6,332
Total	483,322
Class 529-A	14,783
Class 529-B	1,705
Class 529-C	5,615
Class 529-E	878
Class 529-F1	1,262
Class R-1	1,265
Class R-2	21,154
Class R-3	19,166
Class R-4	13,167
Class R-5	9,026
Class R-6	10,366
Total	98,387

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	33.69
Class B	31.98
Class C	31.74
Class F-1	33.41
Class F-2	33.75
Class 529-A	33.52
Class 529-B	32.33
Class 529-C	32.29
Class 529-E	33.08
Class 529-F1	33.57
Class R-1	32.40
Class R-2	32.40
Class R-3	33.00
Class R-4	33.48
Class R-5	34.00
Class R-6	33.69